Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment #17 to the Registration Statement on Form N-1A of The Weiss Fund and to the use of our report dated January 12, 2005 on the financial statements and financial highlights of Weiss Treasury Only Money Market Fund, a series of The Weiss Fund. Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2004 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.



                                                        /s/ Tait, Weller & Baker
                                                        TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 26, 2005